As filed with the Securities and Exchange Commission on April 21, 2004

Registration No. 333-75004

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE
AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NETSCREEN TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	77-0469208 (I.R.S. Employer Identification Number)

1194 North Mathilda Avenue
Sunnyvale, California 94089
(408) 745-2000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

1997 Equity Incentive Plan
2001 Equity Incentive Plan
2001 Employee Stock Purchase Plan
(Full title of the Plans)

Mitchell Gaynor
Secretary
NetScreen Technologies, Inc.
1194 North Mathilda Avenue
Sunnyvale, California 94089
(408) 745-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Katherine A. Martin, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
Telephone: (650) 493-9300

RECENT EVENTS: DEREGISTRATION
SIGNATURES

RECENT EVENTS: DEREGISTRATION

     The Registration Statement on Form S-3 (Registration No. 333-75004) (the “Registration Statement”) of NetScreen Technologies, Inc., a Delaware corporation (“NetScreen”), pertaining to the registration of 32,205,938 shares of NetScreen Common Stock, par value $0.001 per share, to which this Post-Effective Amendment No. 1 relates, was filed with the Securities and Exchange Commission on December 13, 2001.

     Juniper Networks, Inc., a Delaware corporation (“Juniper”), Nerus Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Juniper (“Merger Sub”), and NetScreen entered into an Agreement and Plan of Reorganization dated as of February 9, 2004 (the “Merger Agreement”), pursuant to which, among other things, Merger Sub would be merged with and into NetScreen, NetScreen would become a wholly-owned subsidiary of Juniper and all outstanding shares of NetScreen Common Stock, $0.001 par value per share, would be converted into the right to receive 1.404 shares of Juniper Common Stock, $0.00001 par value per share, and cash in lieu of any fractional shares (these actions are collectively referred to as the “Merger”). On April 16, 2004, NetScreen held a special meeting of the stockholders at which NetScreen stockholders adopted the Merger Agreement. The Merger became effective following the filing of a Certificate of Merger with the Secretary of State of Delaware on April 16, 2004 (the “Effective Time”).

     As a result of the Merger, NetScreen has terminated all offerings of NetScreen Common Stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by NetScreen in the Registration Statement to remove from registration any shares of NetScreen Common Stock which remain unsold at the termination of the offering by means of a post-effective amendment, NetScreen hereby removes from registration all shares of NetScreen Common Stock registered under the Registration Statement which remained unsold as of the Effective Time.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Sunnyvale, State of California, on this 21st day of April 2004.

NETSCREEN TECHNOLOGIES, INC.

By:	/s/ Mitchell Gaynor

Mitchell Gaynor Vice President, General Counsel and Secretary

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacity and on the date indicated.

Name	Title	Date

/s/ Marcel Gani Marcel Gani	Director	April 21, 2004